Certificate of Amendment to Amended and Restated
Certificate of Incorporation of Farmer Bros. Co.

Farmer Bros. Co., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”),

DOES HEREBY CERTIFY THE FOLLOWING:

FIRST:        That the name of the Corporation is Farmer Bros. Co.

SECOND:    That the date on which the Amended and Restated Certificate of Incorporation of the Corporation was filed with the State of Delaware is September 9, 2019.

THIRD:            That, at a meeting of the Board of Directors of the Corporation (the “Board”), the Board duly adopted resolutions setting forth the following proposed amendment of the Restated Certificate of Incorporation of the Corporation, as amended, declaring said amendment to be advisable and directing the Corporation to submit said amendment to the next annual meeting of the stockholders of said Corporation for consideration thereof, and that, thereafter, pursuant to such resolutions, the Corporation submitted the amendment to the stockholders of the Corporation at such annual meeting of the stockholders of the Corporation duly called and held upon notice in accordance with Section 222 of the Delaware General Corporation Law at which meeting the necessary number of shares as required by statute were voted in favor of said amendment:

Section (a) of Article FOURTH of the Corporation’s Amended and Restated Certificate of Incorporation is hereby amended to read in its entirety as follows:

“(a) Authorized Capital Stock. The total number of shares of stock which the Corporation shall have authority to issue is 50,500,000 shares of capital stock, consisting of (i) 50,000,000 shares of common stock, par value $1.00 per share (the “Common Stock”), and (ii) 500,000 shares of preferred stock, par value $1.00 per share (the “Preferred Stock”).

FOURTH:     That said amendment was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of the Amended and Restated Certificate of Incorporation to be signed by its Chief Financial Officer and Secretary this 15th day of December, 2021 and the foregoing facts stated herein are true and correct.

FARMER BROS. CO.

                            By:    /s/ Scott Drake
                            Name:    Scott Drake
Title:    Chief Financial Officer and Secretary